Exhibit  99.1

LUND	Suite 2000, Guinness Tower, 1055 West Hastings Street, Vancouver, B.C. Canada V6E 2E9

GOLD LTD.	Tel: (604) 331-8772	Toll-free (877) 529-8475	Fax: (604) 331-8773	E-mail: info@lund.com

October 20, 2008	Trading Symbol: TSX Venture – LGD Website: www.lundgold.com

Lund Announces Intention to Terminate SEC Reporting

Lund Gold Ltd. (TSX-V: LGD) (“Lund”) today announced its intention to file a Form 15F with the United States Securities and Exchange Commission (“SEC”), in order to voluntarily terminate the registration of its common shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Lund expects that termination of the registration of its common shares will become effective 90 days after the date of filing of the Form 15F with the Securities and Exchange Commission (the “SEC”).  However, as a result of the filing of a Form 15F, Lund’s obligation to file certain reports with the SEC will be immediately suspended.

Under SEC rules, a foreign private issuer such as Lund may deregister a class of its securities under the Exchange Act, and terminate the associated reporting obligations, if, among other conditions, that class of securities is held of record by fewer than 300 persons worldwide or less than 300 persons resident in the United States.

Lund believes that the costs associated with continuing the registration of its common shares under the Exchange Act, in particular the costs associated with complying with the requirements of the Sarbanes-Oxley Act, outweigh the benefits received by Lund from maintaining its registration.

Lund will continue to meet its Canadian continuous disclosure obligations through filings with the applicable Canadian securities regulators.  All of Lund’s filings can be found at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.  Lund is currently up-to-date with all of its filings in both Canada and the United States and is currently in full compliance with the internal control and related provisions of Canadian securities laws.

To find out more about Lund Gold Ltd. (TSX-V: LGD), visit our website at www.lundgold.com.

On behalf of the Board of Directors of

LUND GOLD LTD.

“Chet Idziszek”

Chet Idziszek,

President

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY AND ACCURACY OF THIS RELEASE

Cautionary Statement

This document contains “forward-looking statements” within the meaning of applicable Canadian securities regulations. All statements other than statements of historical fact herein, including, without limitation, statements regarding our future plans and objectives, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and future events and actual results could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in the Company’s documents filed from time to time via SEDAR with the Canadian regulatory agencies to whose policies we are bound. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and we do not undertake any obligation to update forward-looking statements should conditions or our estimates or opinions change. Forward-looking statements are subject to risks, uncertainties and other factors.  Readers are advised not to place undue reliance on forward-looking statements.